P R E S S R E L E A S E

Synthesis Energy Systems Announces First Quarter Financial Results

Conference call scheduled for 4:30 p.m. Eastern Today

HOUSTON, Texas, November 10, 2008 – Synthesis Energy Systems, Inc. (“the Company”) (NASDAQ: SYMX), a global industrial gasification company, today announced results for the first quarter of fiscal 2009.

“We continue to make solid progress at our Hai Hua plant which operated during the month of October at over 98% single gasifier capability using low value, high ash coals and we are on track to declare commercial operation by year end,” stated Tim Vail, President and CEO of Synthesis Energy Systems.

“Concurrent with our operations, we have completed a rigorous coal test for the proposed YIMA project at the Hai Hua facility.  Both SES and YIMA are pleased with the performance of the U-GAS® technology.  This coal test successfully demonstrated the U-GAS® technology capabilities of efficiently processing this otherwise very difficult to gasify 33 percent ash, sub-bitumunous coal from YIMA’s Yaojin mine into commercial quality syngas with high carbon conversion rates of over 90 percent,” Vail added.

First Quarter Financial Results (Unaudited)

For the first quarter of fiscal 2009, the Company reported revenue of $125,000 from syngas sales from the Hai Hua joint venture plant in China.  There was no revenue for the same period in fiscal 2008.

Cost of sales and plant operating expenses were $1.4 million for the three months ended September 30, 2008, which included approximately $0.4 million in direct materials (primarily coal costs), $0.6 million of electricity, and $0.4 million of other production overhead costs.

Project and technical development expenses increased from $0.4 million during the three months ended September 30, 2007 to $0.6 million during the three months ended September 30, 2008.  The increase was primarily due to expenditures related to the Company’s project with CONSOL Energy which will not continue due to the expiration of the joint development agreement.

Stock-based compensation expense increased from $1.0 million during the three months ended September 30, 2007 to $2.1 million during the three months ended September 30, 2008. The increase was due principally to a larger quantity of non-vested outstanding stock options.

General and administrative expenses increased from $2.4 million during the three months ended September 30, 2007 to $4.6 million during the three months ended September 30, 2008.  The increase of $2.2 million was primarily due to an increase in salaries and incentive compensation as a result of increased staffing levels and increases in professional fees and other expenses resulting from the Company’s growth and project development activities.

Depreciation and amortization increased from $0.1 million during the three months ended September 30, 2007 to $0.8 million during the three months ended September 30, 2008.  The increase was due principally to placing the Hai Hua plant into service during the third quarter of fiscal 2008.

Net loss for the first quarter of fiscal 2009 was approximately $8.5 million, or $0.18 per share compared to approximately $3.8 million, or $0.12 per share, for the same period of fiscal 2008.

At September 30, 2008, the Company had cash and cash equivalents and marketable securities of $116.1 million compared to $127.9 million at June 30, 2008.

Conference Call Information

Senior management will hold a conference call today at 4:30 p.m. Eastern Time to review the Company’s financial results for the quarter ended September 30, 2008 and provide an update on corporate developments.

To access the live webcast, please log on to the Company's website at www.synthesisenergy.com.  Alternatively, callers may participate in the conference call by dialing (612) 234-9959. An archived version of the webcast will be available on the website through December 10, 2008.  A telephone replay of the conference call will be available approximately two hours after the completion of the call through Monday, November 17, 2008. Callers can access the replay by dialing (320) 365-3844; the PIN access number is 967728.

About Synthesis Energy Systems, Inc.
The Company is an energy and technology company that builds, owns and operates coal gasification plants that utilize its proprietary U-GAS® fluidized bed gasification technology to convert low rank coal and coal wastes into higher value energy products, such as transportation fuel and ammonia.  The U-GAS® technology, which The Company licenses from the Gas Technology Institute, gasifies coal without many of the harmful emissions normally associated with coal combustion plants.  The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by our ability to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) our ability to operate efficiently on a smaller scale, which enables us to construct plants more quickly, at a lower capital cost, and, in

Three Riverway, Suite 300  Houston, Texas 77056

Tel: (713) 579-0600 / Fax: (713) 579-0610

many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas and Shanghai, China.  For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.

Contact:
Synthesis Energy Systems, Inc.
Ann Tanabe

Vice President of Investor Relations

(713) 579-0600

Ann.tanabe@synthesisenergy.com

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our early stage of development, our estimate of the sufficiency of existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the limited history and viability of our technology, the effect of the current international financial crisis on our business, commodity prices and the availability and terms of financing opportunities, our results of operations in foreign countries and our ability to diversify, our ability to maintain production from our first plant in the Hai Hua project, our ability to obtain the necessary approvals and permits and to negotiate definitive agreements and financing arrangements for our YIMA, North American Coal and other future projects, and the sufficiency of internal controls and procedures. Although we believe that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. We cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Three Riverway, Suite 300  Houston, Texas 77056

Tel: (713) 579-0600 / Fax: (713) 579-0610

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended September 30,
	2008	2007

Revenue:
Product sales	$ 125	$ -
Project development fees and other	-	-
Total revenue	125	-
Costs and Expenses:
Cost of sales and plant operating expenses	1,422	-
General and administrative expenses	4,559	2,366
Project and technical development expenses	570	361
Stock-based compensation expense	2,132	1,009
Depreciation and amortization	779	81
Total costs and expenses	9,462	3,817
Operating loss	(9,337)	(3,817)
Non-operating (income) expense:
Interest income	(776)	(43)
Interest expense	278	-
Net loss before minority interest	(8,839)	(3,774)

Minority interest	323	8
Net loss	$ (8,516)	$ (3,766)

Net loss per share:
Basic and diluted	$ (0.18)	$ (0.12)

Weighted average common shares outstanding:
Basic and diluted	48,011	30,203

Three Riverway, Suite 300  Houston, Texas 77056

Tel: (713) 579-0600 / Fax: (713) 579-0610

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Condensed Consolidated Balance Sheets (Unaudited) (Amounts in thousands)
	September 30, 2008	June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$ 71,055	$ 127,872
Marketable securities	45,000	-
Other currents assets	3,605	2,847
Total current assets	119,660	130,719
Construction-in-progress	4,112	2,408
Property, plant and equipment, net	38,163	37,570
Other long-term assets	7,964	7,050
Total assets	$ 169,899	$ 177,747

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses and other payables	$ 10,726	$ 10,828
Current portion of long-term bank loan	2,259	2,245
Total current liabilities	12,985	13,073
Long-term liabilities:
Long-term bank loan	10,105	11,168
Total liabilities	23,090	24,241
Minority interest	2,645	2,969
Total stockholders’ equity	144,164	150,537
Total liabilities and stockholders’ equity	$ 169,899	$ 177,747

Three Riverway, Suite 300  Houston, Texas 77056

Tel: (713) 579-0600 / Fax: (713) 579-0610